EXHIBIT 99.B

                                                        <El Paso Logo>
News
For Immediate Release

El Paso Corporation Announces Sale of Shares in Indonesian Production
Company

HOUSTON, TEXAS, July 23, 2004-El Paso Production Company, a subsidiary of El Paso Corporation (NYSE:EP), announced today that it has closed the sale of its shares in Coastal Indonesia Sampang Ltd. to Singapore Petroleum Company Ltd. for $23.2 million plus working capital. Coastal Indonesia Sampang Ltd. owns a 40-percent working interest in the Sampang Production Sharing Contract, which provides exploration and drilling rights in Indonesia.

The sale supports El Paso's long-range plan to reduce the company's debt, net of cash, to approximately $15 billion by year-end 2005. To date the company has announced or closed approximately $3.5 billion of the $3.3 to $3.9 billion of asset sales targeted under the plan. An asset sales tracker that shows all of the announced and completed assets sales is posted at www.elpaso.com under Investor Resources.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North
America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to close our announced asset sales on a timely basis; the uncertainties associated with governmental regulation; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341